Exhibit 23.1



CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Cox Technologies, Inc.
Belmont, North Carolina

We consent to incorporation by reference in the registration statement (No. 333-52738) on Form S-8 of Cox Technologies, Inc. of our report dated July 3, 2003, relating to the consolidated balance sheets of Cox Technologies, Inc. and subsidiaries as of April 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity (deficit), and cash flows for each of the three years in the three-year period ended April 30, 2003, and all related schedules, which report appears in the April 30, 2003 annual report on Form 10-K of Cox Technologies, Inc.


/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.
Gastonia, North Carolina
July 23, 2003


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